EX-99.77.I - Terms of new or amended securities
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Effective March 13, 2009, Service Shares of the Goldman Sachs
Balanced Fund, Goldman Sachs Structured Small Cap Growth Fund, Goldman Sachs Structured Small Cap Value Fund and Goldman Sachs Strategic International Equity Fund are no longer offered.